Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Form 6-K of UBS AG of our report dated 4 February 2004, with respect to the consolidated financial statements of UBS AG for the year ended December 31, 2003. We also consent to the incorporation by reference in UBS AG’s Registration Statements on Form S-8 (File Nos. 333-57878, 333-50320, 333-49216, 333-49214, 333-49212, 333-49210 and 333-103956) and Form F-3 (File Nos. 333-52832, 333-52832-01 to –03, 333-46216, 333-46216-01 and –02, 333-46930, 333-64844, 333-62448 and 333-62448-01 to –04), of our report dated 4 February 2004, with respect to the consolidated financial statements of UBS AG for the year ended December 31, 2003 included in this Form 6-K.

Ernst & Young Ltd

/s/ Roger K. Perkin	/s/ Peter Heckendorn

Roger K. Perkin	Peter Heckendorn
Chartered Accountant	lic.oec
in charge of the audit	in charge of the audit

Basel, Switzerland
15 March 2004